UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐ Soliciting Material Pursuant to §240.14a-12

LADENBURG THALMANN FINANCIAL SERVICES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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i

LADENBURG THALMANN FINANCIAL SERVICES INC.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ladenburg Thalmann Financial Services Inc. will hold its annual meeting of shareholders at its offices located at 4400 Biscayne Boulevard, 12th Floor, Miami, Florida, 33137 on September 24, 2010 at 10:00 a.m., for the following purposes, as further described in the attached proxy statement:

1.	to elect eleven directors to our board of directors;
2.	to approve the sale and issuance of our common stock to certain of our directors and officers;
3.	to ratify the appointment of Eisner LLP as our independent registered public accounting firm for fiscal 2010; and
4.	to transact any other business properly presented at the meeting and at any postponements or adjournments.

You may vote at the meeting and at any postponements or adjournments if you were a record owner of our common stock at the close of business on August 6, 2010.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors Richard J. Lampen President and Chief Executive Officer

Miami, Florida
August 16, 2010

LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for the 2010 annual meeting of shareholders to be held on September 24, 2010. This proxy statement and the enclosed form of proxy contain important information for you to consider in deciding how to vote on the matters brought before the annual meeting.

We first sent this proxy statement to shareholders on or about August 16, 2010. Our board of directors set August 6, 2010 as the record date for the 2010 annual meeting. Shareholders of record who owned our stock at the close of business on that date may vote and attend the 2010 annual meeting. As of the record date, we had issued and outstanding 181,326,987 shares of common stock, our only outstanding class of voting securities. Each holder of our common stock is entitled to one vote for each share held on the record date.

What matters am I voting on?

You will be voting on:

•	the election of eleven directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;
•	the approval of the issuance and sale of our common stock to certain of our directors and officers;
•	the ratification of the appointment of Eisner LLP as our independent registered public accounting firm for fiscal 2010; and
•	any other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on August 6, 2010, the record date, may vote at the meeting. On the record date, 181,326,987 shares of our common stock were outstanding. Each shareholder has one vote for each share of common stock owned on the record date.

When and where is the meeting?

We will hold the meeting on September 24, 2010, at 10:00 a.m. local time at our offices located at 4400 Biscayne Blvd., 12th Floor, Miami, Florida 33137.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures described in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

•	FOR the election as directors of the nominees listed below under Proposal I;
•	FOR the approval of the issuance and sale of our common stock to certain of our directors and officers as described under Proposal II; and
•	FOR the ratification of the appointment of Eisner LLP as our independent registered public accounting firm for fiscal 2010 as described under Proposal III.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;

•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

If I hold shares in the name of a broker, bank or other nominee, who votes my shares?

If your shares are held in “street name” (that is, if they are held in the name of a bank, broker or other nominee), you will receive instructions on how to vote from your bank, broker or other nominee. It will then be the nominee’s responsibility to vote your shares for you in the manner you direct.

Under applicable rules of national securities exchanges, brokers may generally vote on routine matters, such as the ratification of independent auditors, but may not vote on non-routine matters, such as the approval of equity compensation plans or arrangements, unless they have received voting instructions from the person for whom they are holding shares. Recent changes have made the election of directors a “non-routine” matter. Consequently, it is very important that you vote your shares for the election of directors. If there is a non-routine matter presented to shareholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. That is generally referred to as a “broker non-vote.”

Because the matters to be voted upon at the annual meeting include two non-routine matters, specifically the election of directors and the approval of the sale and issuance of common stock to certain of our officers and directors, we strongly encourage you to provide instructions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This will ensure that your shares are voted at the meeting.

If your shares are held in “street name” and you wish to vote in person at the meeting, you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but they are not counted as votes either in favor of or against any matter to be brought before the annual meeting.

How may I vote?

You may vote your shares by submitting your proxy by mail or by attending the meeting. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

How many votes are needed for approval of each matter?

The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction of the securities holder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee’s favor.

If a quorum is present at the annual meeting, each of Proposal II and Proposal III will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast opposing such proposal.

Are there any rules regarding admission to the annual meeting?

Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	your identity by reviewing a valid form of photo identification, such as a driver’s license; and
•	that you were, or are validly acting for, a shareholder of record on the record date by:
|qq	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;
|qq	reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or
|qq	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of common stock on August 6, 2010, you will not be admitted, or permitted to vote at, to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

Share Ownership

The table below shows the number of shares of our common stock beneficially owned as of August 6, 2010 by (i) those persons or groups known to beneficially own more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table below, who we refer to as Named Executive Officers and (iv) all directors and executive officers as a group. Percentage ownership information is based on 181,326,987 shares of our common stock issued and outstanding as of August 6, 2010.

	Beneficial Ownership of Our Common Stock
Name and Address of Beneficial Owner	Number of Shares		Percent
Phillip Frost, M.D. and related entities 4400 Biscayne Boulevard, 15th Floor Miami, Florida 33137	57,117,130	(1)	30.76%
New Valley LLC 100 S.E. Second Street Miami, FL 33131	13,891,205	(2)	7.66%
Howard M. Lorber	3,951,674	(3)	2.17%
Mark Zeitchick	3,457,900	(4)	1.89%
Richard J. Rosenstock	3,199,670	(5)	1.76%
Richard J. Lampen	1,893,631	(6)	1.04%
Saul Gilinski	1,093,600	(7)	*
Dr. Richard M. Krasno	295,500	(8)	*
Henry C. Beinstein	182,835	(9)	*
Robert J. Eide	174,386	(10)	*
Jeffrey S. Podell	142,013	(11)	*
Brian S. Genson	130,000	(12)	*
Brett H. Kaufman	90,000	(13)	*
All directors and executive officers as a group (12 persons)	71,728,339	(14)	37.59%

*	Less than 1 percent.
(1)	Represents (i) 9,733,699 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Florida law (“Gamma Trust”), (ii) 43,013,431 shares of common stock held by Frost-Nevada Investments Trust (“Nevada Trust”), a trust organized under Florida law, (iii) 2,370,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost and (iv) 2,000,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Nevada Trust. Dr. Frost is the sole trustee of both Gamma Trust and Nevada Trust. As the sole trustee of Gamma Trust and Nevada Trust, Dr. Frost may be deemed the beneficial owner of all shares owned by Gamma Trust and Nevada Trust, respectively, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by such trusts. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Securities Exchange Act of 1934, each of Dr. Frost, Gamma Trust and Nevada Trust will be deemed to be the beneficial owner of the shares held by any other such person. The foregoing information was derived from a Schedule 13D filed with the SEC on December 9, 1997, as amended, as well as from information made known to us.
(2)	New Valley LLC is wholly-owned by Vector Group Ltd. The business address of New Valley LLC and Vector Group Ltd. is 100 S. E. Second Street, Miami, Florida 33131.
(3)	Represents (i) 2,669,580 shares of common stock held directly by Mr. Lorber, (ii) 301,227 shares of common stock held by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership, (iii) 220,800 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iv) 760,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (v) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Mr. Lorber indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by the partnerships. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of Lorber Epsilon 1999 Limited Partnership. Lorber Alpha II Limited Partnership is the sole member of, and Mr. Lorber is the manager of, Lorber Epsilon 1999 LLC. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lorber serves as an executive officer and director of its parent, Vector Group Ltd., and (ii) 590,824 shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.
(4)	Includes (i) 1,732,900 shares of common stock held of record by MZ Trading LLC, of which Mr. Zeitchick is the sole managing member, (ii) 1,575,000 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading and (iii)150,000 shares of common stock issuable upon exercise of currently exercisable options held by Mark Zeitchick.
(5)	Represents (i) 243,562 shares of common stock held directly by Mr. Rosenstock, (ii) 2,286,346 shares of common stock held of record by The Richard J. Rosenstock Revocable Living Trust Dated 3/5/96, of which Mr. Rosenstock is the sole trustee and beneficiary, (iii) 50,000 shares of common stock held of record by the NFS/FMTC Rollover IRA for the benefit of Richard J. Rosenstock, (iv) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Richard J. Rosenstock, (v) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Roni L. Rosenstock, Mr. Rosenstock’s wife, (vi) 280,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rosenstock and (vii) 329,762 shares of common stock issuable upon exercise of currently exercisable warrants held by Roni L. Rosenstock.
(6)	Includes 1,320,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen. Does not include the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lampen serves as an executive officer of its parent, Vector Group Ltd.
(7)	Includes 80,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Gilinski.
(8)	Includes 80,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno.
(9)	Includes (i) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (ii) 160,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein.
(10)	Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Eide.
(11)	Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Podell.
(12)	Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson.
(13)	Includes 75,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kaufman.
(14)	Includes 9,479,762 shares of common stock issuable upon exercise of currently exercisable options and warrants.

Code of Ethics

In February 2004, our board adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. The code of ethics is available at http://ir.stockpr.com/ladenburg/governance-documents.

PROPOSAL I

ELECTION OF DIRECTORS

Eleven directors will be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected or their earlier death, resignation or removal. All of the nominees currently serve as directors.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless you provide other instructions. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to stand for election, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the number of authorized directors.

We believe that the combination of the various qualifications, skills and experiences of our directors contribute to the effectiveness and orderly functioning of our board and that, individually and as a whole, our directors possess the necessary qualifications to provide effective oversight of our business and quality advice to our management. Information regarding the experience and qualifications of each director nominee is set forth below.

Henry C. Beinstein, 67 Director since 2001	Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 1994. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Mr. Beinstein has been a director of Castle Brands Inc., an NYSE Amex listed company which markets and imports premium spirits, since January 2009. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand. Mr. Beinstein previously served as a director of New Valley Corporation. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience through his years at Coopers & Lybrand, Proskauer Rose LLP, Milbank, Tweed, Hadley & McCloy LLP and Schulte Roth & Zabel LLP, and the knowledge and experience he has attained through his service as a director of ours and other publicly traded corporations.
Robert J. Eide, 57 Director since 2001	Mr. Eide has been the chairman and chief executive officer of Aegis Capital Corp., a broker-dealer and a FINRA member firm, since 1984. Mr. Eide also serves as a director of Nathan’s Famous, Inc., a chain of fast food restaurants, and Vector Group. Mr. Eide has been a member of the New York State Bar Association since 1979. Mr. Eide’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry knowledge, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Phillip Frost, M.D., 73 Director since 2004	Dr. Frost has served as chairman of our board of directors since July 2006. He also served as a member of our board of directors from May 2001 until July 2002. In March 2010, Dr. Frost was named chairman of the board of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, and had previously served as vice chairman of the board of directors since January 2006. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a specialty healthcare company focused on the development of agents for ophthalmic disease and diagnostic imaging systems that complement OPKO’s therapeutic products. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. From 1972 to 1986, Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc., and from 1987 to January 2006, he served as chairman of the board of directors and chief executive officer of IVAX Corporation. Dr. Frost also serves as chairman of the board of directors of PROLOR Biotech, Inc., a development stage biopharmaceutical company. Dr. Frost is a currently a director of Continucare Corporation, a provider of outpatient healthcare services, and Castle Brands Inc. He also serves as Chairman of Temple Emanu-El, as a member of the Board of Regents of the Smithsonian Institution, as a director of the Florida Council of 100 and as a trustee of each of the University of Miami, the Scripps Research Institute, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost previously served as a director for Northrop Grumman Corp., Ideation Acquisition Corp., Protalix Bio Therapeutics, Inc., and Cellular Technical Services Company, Inc. (now SafeStitch Medical, Inc.), as chairman of Ivax Diagnostics, Inc. and as governor and co-vice-chairman of the American Stock Exchange (now NYSE Amex). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry knowledge, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Brian S. Genson, 61 Director since 2004	Mr. Genson has been president of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1Collectors.com and F1 Action located in Buntingford, England, which is engaged in investing in the motor sport industry. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson also serves as a director of Nathan’s Famous. Mr. Genson’s pertinent experience, qualifications, attributes and skills include managerial experience and experience he has attained through his service as a director of publicly-traded corporations.
Saul Gilinski, 55 Director since 2006	Mr. Gilinski has served as president and a director of Osmopharm S.A., a Swiss-based manufacturer of modified release pharmaceutical active ingredients, since 1999. He has served as the chairman of C.I. Farmacapsulas S.A., a manufacturer of pharmaceutical capsules, since 1985. Since December 2003, Mr. Gilinski has served as chairman of Capscanada Corporation, a Canada-based manufacturer of pharmaceutical capsules.

Since 1994, he has served as chairman of Ajix, Inc., a distribution import/export company. He is also a director of Premier Commercial Realty, Inc., a commercial property developer in South Florida. Mr. Gilinski’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.
Dr. Richard M. Krasno, 68 Director since 2006	Dr. Krasno has served as the executive director of the William R. Kenan, Jr. Charitable Trust and as president of the four affiliated William R. Kenan, Jr. Funds since October 1999. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno previously served as a director of IVAX Corporation. Dr. Krasno’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.
Richard J. Lampen, 56 Director since 2002	Mr. Lampen has been our president and chief executive officer since September 2006. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since October 2008, Mr. Lampen has served as president and chief executive officer and a director of Castle Brands Inc. From October 1995 to December 2005, Mr. Lampen served as the executive vice president and general counsel of New Valley, where he also served as a member of its board of directors. Since January 1997, Mr. Lampen has served as a director of CDSI Holdings Inc., an affiliate of New Valley seeking acquisitions or investments, and since November 1998 has been its president and chief executive officer. From May 1992 to September 1995, Mr. Lampen was a partner at the law firm of Steel Hector & Davis in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a managing director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers from 1986 to April 1992. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company since 2002 and as president and chief executive officer since 2006, his industry experience, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Howard M. Lorber, 61 Director since 2001	Mr. Lorber has been vice chairman of our board of directors since July 2006. Previously, Mr. Lorber had been chairman of our board of directors from May 2001 to July 2006. Mr. Lorber has been president and chief executive officer of Vector Group since January 2006 and has served as a director of Vector Group since January 2001. He served as president and chief operating officer of Vector Group from January 2001 to December 2005. From November 1994 to December 2005, Mr. Lorber served as president and chief operating officer of New Valley, where he also served as a director. Mr. Lorber was chairman of the board of directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; chief executive officer from November 1993 to December 2006 and executive chairman of the board of directors since

January 2007 of Nathan’s Famous; and a director of United Capital Corp., a real estate investment and diversified manufacturing company. He is also a trustee of Long Island University.
Jeffrey S. Podell, 69 Director since 2004	Mr. Podell has been the chairman of the board and president of Newsote, Inc., a privately-held holding company, since 1989. He also serves as a director of Vector Group. Mr. Podell was a member of the New York State Bar Association from 1965 until March 2010. Mr. Podell’s pertinent experience, qualifications, attributes and skills include managerial experience, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Richard J. Rosenstock, 57 Director since 1999	From May 2001 until December 2002, Mr. Rosenstock served as vice chairman of our board of directors and from August 1999 until December 2002, served as our chief operating officer. He also served as our president from August 1999 until May 2001. Since January 2003, Mr. Rosenstock has been a registered representative of Ladenburg Thalmann & Co. Inc., one of our broker-dealer subsidiaries. Mr. Rosenstock was affiliated with Ladenburg Capital Management Inc., one of our subsidiaries, from 1986 until December 2002, serving from May 2001 as Ladenburg Capital Management’s chief executive officer. From January 1994 until May 1998, he served as an executive vice president of Ladenburg Capital Management and was its president from May 1998 until November 2001. Mr. Rosenstock’s pertinent experience, qualifications, attributes and skills include his industry knowledge and the experience he has attained through his service as a director of a publicly-traded corporation.
Mark Zeitchick, 45 Director since 1999	Mr. Zeitchick has been our executive vice president since September 2006. From August 1999 until December 2003, Mr. Zeitchick served as one of our executive vice presidents. Mr. Zeitchick has also been president and chief executive officer of Ladenburg Thalmann & Co. Inc. since September 2006 and a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Mr. Zeitchick has been Ladenburg Capital Management’s co-chairman since November 2001. From September 1995 until November 2001, he was an executive vice president of Ladenburg Capital Management. From May 2001 until November 2001, he served as chairman of Ladenburg Capital Management, and became co-chairman in November 2001. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of a publicly-traded corporation.

Our board recommends that you vote FOR each of the nominees named above. Unless otherwise indicated, all proxies will be voted FOR the election of each of the nominees named above.

Executive Officers

Besides Messrs. Lampen and Zeitchick, who are also directors, we have one additional executive officer.

Brett Kaufman, 38 years old, became a vice president in March 2008 and became our chief financial officer in April 2008. From April 1999 until March 2008, Mr. Kaufman was employed at Bear, Stearns & Co. Inc., serving in various capacities and most recently as managing director and director of financial planning and analysis in the Controller’s Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. From October 1994 until April 1999, Mr. Kaufman was in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He is a certified public accountant.

PROPOSAL II

APPROVAL OF THE ISSUANCE AND SALE OF COMMON STOCK TO
CERTAIN DIRECTORS AND OFFICERS

We entered into stock purchase agreements with 20 investors, effective as of May 28, 2010, under which these investors agreed to purchase an aggregate of 14,050,000 shares of our common stock at a price of $1.00 per share. These investors include certain of our directors and executive officers, who have agreed to purchase an aggregate of 725,000 of these shares, which we refer to as Director Shares, at a price of $1.00 per share, as listed below:

Name	Title	Number of Shares Purchased
Phillip Frost, M.D.	Chairman	500,000
Richard J. Lampen	President and Chief Executive Officer and Director	50,000
Mark Zeitchick	Executive Vice President and Director	50,000
Robert J. Eide	Director	25,000
Dr. Richard M. Krasno	Director	50,000
Richard J. Rosenstock	Director	50,000

On June 15, 2010, we completed the sale and issuance of 13,325,000 of the 14,050,000 total shares to persons who are not directors, officers or employees. We are seeking shareholder approval of the issuance and sale of the Director Shares. The capital raised through the issuance and sale of 13,325,000 shares our common stock on June 15, 2010 together with the capital to be raised through issuance and sale of the Director Shares is intended for the development of our business and for general corporate purposes. This issuance of the Director Shares is not intended to be compensatory. However, because the NYSE Amex has taken the position that the issuance and sale of common shares for less than market value may be compensatory, we are seeking shareholder approval of the issuance of the Director Shares under Section 711 of the NYSE Amex Company Guide, which requires shareholder approval for the establishment of any equity compensation arrangement.

If we do not obtain shareholder approval for the issuance of the Director Shares, we will not issue the Director Shares, and we will not receive the $725,000 aggregate purchase price.

Our board recommends that you vote FOR Proposal II to approve the issuance and sale of common stock to certain directors and officers.

PROPOSAL III

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

The Audit Committee has selected and appointed Eisner LLP to act as our independent registered certified public accounting firm for the 2010 fiscal year. Eisner LLP was our independent auditor for the fiscal year ended December 31, 2009. Although shareholder ratification is not required by our bylaws or otherwise, we believe that submitting the appointment of our independent auditor to our shareholders is a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration the shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion. Even if the appointment is ratified, our Audit Committee may engage a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

Our board recommends that you vote FOR Proposal III to ratify the appointment of Eisner LLP as our independent public accounting firm for fiscal 2010.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE Amex rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board’s determination is consistent with those rules and all other relevant laws and regulations regarding director independence. In making its independence determinations, our board considered that in the ordinary course of business we may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. Our board determined that, based on available information, none of these relationships were material or affected the independence of any director. Consistent with these considerations, our board of directors has determined that Messrs. Beinstein, Eide, Genson, Gilinski, Krasno and Podell are independent directors. Our other directors are not independent under the NYSE Amex rules because we currently employ them or they have other relationships with us that may result in them not being “independent.” All members of our audit, compensation and nominating committees are independent. Also, our board of directors has affirmatively determined that each member of our audit committee is independent for audit committee purposes based on the more stringent independence standards imposed by applicable NYSE Amex and SEC rules.

Board Meetings and Committees; Attendance at Annual Meeting

The following table shows the current members of each board committee, the directors our board has determined to be independent and the number of meetings held by each committee in 2009.

Director	Independent	Audit	Compensation	Nominating	Executive
Henry C. Beinstein	X	X	X	X
Robert J. Eide	X	X	X	X
Phillip Frost, M.D.					X
Brian S. Genson	X		X
Saul Gilinski	X	X
Dr. Richard M. Krasno	X		X	X
Richard J. Lampen					X
Howard M. Lorber
Jeffrey S. Podell	X	X
Richard J. Rosenstock
Mark Zeitchick					X
Number of meetings held in 2009	—	4	Acted by consent	1	Acted by consent

Our board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2009, there were four meetings of the board. All directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Three directors attended our last annual meeting.

Executive Committee Information

Our executive committee is vested with all the power of the board of directors (other than actions which are vested in other board committees) except: (a) approving or recommending to shareholders actions or proposals required under the Florida Business Corporation Act to be approved by shareholders; (b) filling vacancies on the board of directors or on any committee thereof; (c) adopting, amending or repealing our bylaws; (d) authorizing or approving a repurchase of any of our securities; and (e) authorizing or approving the issuance of any of our securities.

Nominating Committee Information

Our nominating committee oversees the selection of director nominees. The nominating committee considers persons identified by its members, management, investors, investment bankers and others. The nominating committee does not have a written charter, nor does it have any formal criteria for nominees. However, we feel that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, and be willing to devote significant time to the promotion of the oversight duties of the board of directors of a public company. Although our nominating committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, its review process is designed so that the board if directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial and other expertise relevant to our business. For more information regarding our nomination process, see the section entitled “Submission of Shareholder Proposals and Nominations” below.

The persons to be elected at our annual meeting are the current directors standing for re-election.

Audit Committee Information and Report

Our board has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Our audit committee assists the board in monitoring:

•	the integrity of our financial statements;
•	our independent auditor’s qualifications and independence;
•	the performance of our independent auditor; and
•	our compliance with legal and regulatory requirements.

The audit committee also reviews and approves all related-party transactions.

As required by applicable SEC and NYSE Amex rules, our board has determined that each audit committee member is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined by SEC rules.

Under its written charter, which was amended and re-adopted on March 24, 2009 and is available at http://ir.stockpr.com/ladenburg/governance-documents, our audit committee’s responsibilities include, among other things:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;
•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Audit Committee Report

Our audit committee has met and held discussions with management and Eisner LLP, our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with Eisner LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board.

Eisner LLP also provided the audit committee with the written disclosures and letter regarding independence required by the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the audit committee regarding independence. The committee discussed with Eisner LLP and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by Eisner LLP.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2009.

The Members of the Audit Committee:
Henry C. Beinstein
Robert J. Eide
Saul Gilinski
Jeffrey S. Podell

Board Leadership Structure

We have a separate chairman of the board, Phillip Frost, M.D., and chief executive officer, Richard J. Lampen. We believe that having an independent director serve as our chairman allows our chief executive officer to focus on our business, while allowing the chairman to fulfill his fundamental board leadership role, which includes providing advice to, and independent oversight of, our board.

Our board is committed to good corporate governance and believes that it is appropriate for a highly-qualified director to serve as its chairman. Our chairman is responsible for the orderly functioning of our board and enhancing its effectiveness. Our chairman guides board processes, provides input on agenda items and presides at board meetings. Our chairman also acts as a liaison between our board members and our executive management team, consulting regularly and providing guidance on board-related matters.

Board Role in Risk Oversight

Our board’s role in the risk oversight process includes receiving regular reports from senior management on areas of material risk, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its review of the operations of our business units and corporate functions, our board considers and addresses the primary risks associated with those units and functions. Our board regularly engages in discussions of the most significant risks that we are facing and how we manage these risks.

Also, each board committee, including our audit committee, plays a role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to our audit committee on the most significant risks we face from a financial reporting perspective and highlights any new risks that may have arisen. Our audit committee also meets regularly in executive sessions with our independent registered public accounting firm and reports any findings or issues to our board. In performing its functions, each board committee has access to management and is able to engage advisors. Our board receives regular reports from our committees regarding each committee’s areas of focus.

EXECUTIVE COMPENSATION

This Compensation Overview section discusses the compensation programs and policies for our executive officers and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers.

Compensation Committee

Henry C. Beinstein, Robert J. Eide, Brian S. Genson and Dr. Richard Krasno, each of whom is an independent director, currently comprise our compensation committee, which does not have a written charter. The committee’s responsibilities include:

•	establishing the general compensation policy for our executive officers, including our chief executive officer;
•	administering our Qualified Employee Stock Purchase Plan (“QESPP”), our Amended and Restated 1999 Performance Equity Plan (“1999 Plan”) and our 2009 Incentive Compensation Plan (“2009 Plan” and, together with the QESPP and the 1999 Plan, the “Plans”); and
•	determining who participates in these plans, establishing performance goals, if any, and determining specific grants and awards to the participants.

Our compensation committee has established compensation policies designed to provide competitive compensation levels that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements and assist us in attracting and retaining qualified executives. Our compensation committee may engage outside advisors, experts and others to assist it in determining executive compensation.

The compensation committee makes all final determinations with respect to executive compensation based on an appraisal of our financial status. Our chief executive officer may make recommendations to the compensation committee relating to the compensation of executive officers, but the compensation committee has full autonomy in determining executive compensation. The compensation committee also considers and approves all director compensation other than standard fees for board and committee service.

Our compensation committee is charged with performing an annual review of our executive officers’ cash and other compensation to determine whether we provide adequate incentives and motivation to executive officers and whether the compensation we provide to our executive officers is comparable to the compensation provided to other executive officers in similarly situated companies.

Compensation Components

Our executive officers generally receive the following forms of compensation:

•	a base salary, which is not anticipated to be the sole component of total annual cash compensation;
•	brokerage commissions, if the executive is a registered representative, with respect to customer accounts for which such executive is the designated account representative;
•	a discretionary cash bonus; and
•	a stock option grant.

Base Salary.  Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. We review base salaries annually, subject to terms of employment agreements, and our compensation committee seeks to adjust base salaries to realign them with industry norms after taking into account individual responsibilities, performance and experience.

Brokerage Commissions.  If an executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions for customer accounts for which such executive is the designated account representatives. We believe this form of additional compensation helps incentivize our executives who are registered representatives. For fiscal 2008 and 2009, Mark Zeitchick was the only executive officer who was paid brokerage commissions.

Discretionary Cash Bonus.  We grant discretionary cash bonuses to executives and directors. This is an important part of executive compensation. These bonuses may exceed base salary amounts and are more closely tied to both company and individual performance. Our compensation committee establishes bonus amounts by taking account of, among other things, individual performance, growth in our business through organic growth and acquisitions, satisfaction of financial goals, including EBITDA, as adjusted, changes in shareholder value and the business environment in which we operated during the year. We believe that EBITDA, as adjusted, is correlated to shareholder value creation and therefore is one of the appropriate measures to consider in determining executive compensation. EBITDA, as adjusted, is intended to minimize or eliminate the effect of items that do not directly reflect our performance or individual executive performance. While the compensation committee considers the foregoing objective factors, the actual bonus amount for each executive officer is based on the compensation committee’s subjective assessment of both our overall performance for the year, in the context of the business environment in which we operated, and the contribution that each such individual made to that performance. The compensation committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not fully reflect the underlying reasons for our performance and will not reflect individual executive performance.

Equity Awards.  We grant stock options and other stock-based awards to incentivize executives for long-term performance and to provide an appropriate balance between our long-term and short-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The compensation committee develops its equity award determinations based on its judgment as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. We generally grant options that vest over a period of three or four years beginning on the first anniversary of the grant date. We believe that this vesting schedule contributes significantly to the retention of our executive officers because they must remain employed for at least one year before they can realize any potential value from an option grant and will need to continue in our employ for a period of years in order to realize the maximum potential value. In January 2010, we granted options to purchase 1,000,000, 600,000, 600,000, 600,000 and 50,000 shares to Dr. Frost and Messrs. Lorber, Lampen, Zeitchick and Kaufman, respectively. The exercise price for these options is $0.90 per share (a premium to the closing market price of $0.72 on the grant date). These options vest in four equal annual installments beginning on the first anniversary of the grant date.

Equity awards are granted generally through the 1999 Plan and the 2009 Plan. Each of the 1999 Plan and the 2009 Plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by our compensation committee. To the extent permitted under the provisions of these plans, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Other Compensation.  We maintain various employee benefit plans, including medical, dental, life and disability insurance and 401(k) plans, and these plans are available to all salaried employees. We pay all medical and dental insurance premiums for certain of our executive officers.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation in excess of $1 million in any taxable year paid to the chief executive officer and the four other most highly compensated officers. The effect of Section 162(m) is substantially mitigated by our net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase our alternative minimum tax by up to 2% of such disallowed amount. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. Because our shareholders approved our 1999 Plan and our 2009 Plan, awards under these plans generally qualify as “performance-based” compensation that is fully deductible and not subject to the Section 162(m) deduction limit. In determining executive compensation, our compensation committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that are beyond our control. Also, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Summary Compensation Table

The table below shows the compensation paid to our Named Executive Officers for 2009 and 2008.

Name and Principal Position	Fiscal Period	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Richard J. Lampen, chief executive officer and president(2)	2009	—	—	—	—	—		—
	2008	—	150,000	591,480	—	—		741,480
Mark Zeitchick, executive vice president; president and chief executive officer of Ladenburg Thalmann & Co. Inc.	2009	250,000	100,000	—	—	205,929	(3)	555,929
	2008	250,000	150,000	591,480	—	464,089	(3)	1,455,569

Brett H. Kaufman, vice president and chief financial officer	2009	200,000	100,000	—	—	—		300,000
	2008(4)	154,616	100,000	226,635	—	54,116	(5)	535,367

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2008 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 15 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2009. The FASB ASC Topic 718 amounts from these grants may never be realized by the named executive officer.
(2)	Does not include payments to Vector Group under the management services agreement with Vector Group described under the caption “Compensation Arrangements for Executive Officers” below.
(3)	Represents commissions earned from customer accounts for which the individual is a designated account representative ($199,031 in 2009 and $457,209 in 2008) and health and dental insurance premiums paid by us.
(4)	Mr. Kaufman became a vice president in March 2008 and became our chief financial officer in April 2008.
(5)	Represents relocation expenses ($13,359), brokerage, legal and other fees in connection with the sale of his house in New York ($30,635) and legal fees in connection with the negotiation of his employment letter with us ($10,122).

Compensation Arrangements for Executive Officers

Richard J. Lampen serves as our president and chief executive officer under a management services agreement with Vector Group. Under this agreement, Vector Group makes Mr. Lampen’s services available to us and will provide, upon our request, other financial and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002, in exchange for an annual management fee plus reimbursement of expenses and an indemnification by us of Vector Group. The agreement is terminable by either party on 30 days’ prior notice. Under this agreement, we paid management fees to Vector Group of $600,000 in 2009 and $500,000 in 2008.

Mark Zeitchick serves as our executive vice president and president and chief executive officer of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Zeitchick receives an annual base salary of $250,000, a percentage of commissions from customer accounts for which he is a designated account representative and a discretionary bonus. The agreement’s initial term ended on December 31, 2007, but the agreement automatically renews for successive one year periods unless terminated by either party upon 30 days’ prior written notice. The current term of the agreement is through December 31, 2010.

Since April 2008, Brett Kaufman has served as our chief financial officer under the terms of an employment letter providing for a $200,000 annual base salary. He is also eligible for an annual discretionary bonus, which was $100,000 for each of 2008 and 2009. The employment letter’s initial term expired on December 31, 2009, but it automatically renews for successive one year periods unless terminated by either party upon 60 days’ prior to the expiration of the then current term. The current term of the agreement is through December 31, 2010. On March 25, 2008, we granted to Mr. Kaufman an option to purchase 150,000 shares with an exercise price of $2.30 per share. The options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

2009 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards held by our Named Executive Officers at December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Lampen	20,000	0		—	0.88	01/09/2012
	20,000	0			0.22	11/14/2012
	20,000	0			0.30	09/16/2013
	20,000	0			0.48	03/02/2015
	450,000	150,000	(1)		0.88	07/17/2016
	20,000	0			1.39	11/05/2016
	20,000	0			2.30	06/28/2017
	300,000	300,000	(2)		2.30	07/25/2017
	150,000	450,000	(3)		1.58	10/30/2018
Mark Zeitchick	250,000	0		—	0.88	01/09/2012
	125,000	0			1.01	05/25/2014
	150,000	0			0.58	08/17/2015
	450,000	150,000	(1)		0.88	07/17/2016
	300,000	300,000	(2)		2.30	07/25/2017
	150,000	450,000	(3)		1.58	10/30/2018
Brett H. Kaufman	37,500	112,500	(4)	—	2.30	03/24/2018

(1)	These options vest July 17, 2010.
(2)	These options vest in two equal annual installments beginning on July 25, 2010.
(3)	These options vest in three equal installments beginning October 30, 2010.
(4)	These options vest in three equal annual installments beginning on March 25, 2010.

Stock Options and Warrants Issued Outside of Equity Plan

As of December 31, 2009, stock options issued outside of our equity plans to purchase an aggregate of 5,764,000 shares of our common stock at exercise prices ranging from $0.47 per share to $1.91 per share and warrants to purchase 6,900,000 shares of our common stock at exercise prices ranging from $0.94 per share to $1.91 per share were outstanding. See “Equity Compensation Plan Information” below.

Qualified Employee Stock Purchase Plan

On November 6, 2002, our shareholders approved the QESPP, under which a total of 5,000,000 shares of our common stock are available for issuance. On November 1, 2006, our shareholders approved an amendment to increase the number of shares available for issuance under the plan to 10,000,000 shares. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock during designated periods. Designated periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each such period, known as the “date of grant,” each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an “exercise date.” On the exercise date, amounts withheld during the period will be applied to purchase shares for the employee from us. The purchase price will be 95% of the last sale price of our common stock on the exercise date. As of December 31, 2009, 4,044,816 shares of common stock had been issued under the QESPP.

Director Compensation

Directors who are also employees receive no cash compensation for serving as directors. Each of our non-employee directors receives annual director fees of $20,000, payable in quarterly installments. Audit committee, compensation committee and nominating committee members each receive an additional annual fee of $10,000, $5,000 and $5,000, respectively. The chairman of the executive committee (if he is not an employee) receives an additional annual fee of $100,000. Also, each non-employee director receives $1,000 and $500 per board and committee meeting, respectively, that he attends. Upon their election or re-election, as the case may be, we grant our non-employee directors ten-year options under our 1999 Plan or 2009 Plan to purchase 20,000 common shares at fair market value on the grant date. We also reimburse directors for costs incurred in attending board and committee meetings.

The following table summarizes non-employee director compensation for fiscal 2009. Compensation for directors who are also named executive officers is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Total ($)
Henry C. Beinstein	46,500	—	10,850	57,350
Robert J. Eide	46,500	—	10,850	57,350
Phillip Frost, M.D.	123,000	—	10,850	133,850
Brian S. Genson	29,000	—	10,850	39,850
Saul Gilinski	33,500	—	10,850	44,350
Howard M. Lorber	24,000	—	10,850	34,850
Dr. Richard M. Krasno	34,500	—	10,850	45,350
Jeffrey S. Podell	36,000	—	10,850	46,850

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2009 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. Assumptions used in the calculation of such amount are included in note 15 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2009. The FASB ASC Topic 718 amounts from these grants may never be realized. The aggregate number of outstanding option awards at December 31, 2009 was as follows:

Name	Aggregate Number of Option Awards
Henry C. Beinstein	160,000
Robert J. Eide	100,000
Phillip Frost, M.D.	3,120,000
Brian S. Genson	100,000
Saul Gilinski	80,000
Howard M. Lorber	1,060,000
Dr. Richard M. Krasno	80,000
Jeffrey S. Podell	100,000

Equity Compensation Plan Information

The following table contains information at December 31, 2009 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	15,257,290		$1.46	30,042,154	(1)
Equity compensation plans not approved by security holders	12,664,000	(2)(3)(4)(5)(6)	$1.27	—

(1)	Consists of approximately 5,182,154 million shares available for future issuance under our 1999 Plan and 24,860,000 under the 2009 Plan.
(2)	Includes warrants to purchase 2,900,000 shares of our common stock at $0.96 per share, issued to acquire Capitalink, L.C.
(3)	Includes warrants to purchase 1,500,000 shares of our common stock at $0.94 per share, issued to acquire Broadwall Capital LLC.
(4)	Includes warrants to purchase 500,000 shares of our common stock at $0.95 per share, which we issued to acquire a 10% interest in the Florida Value Fund.
(5)	Includes warrants to purchase 2,000,000 shares of our common stock at $1.91 per share, issued to an affiliate of our chairman of the board and our principal shareholder, under a credit agreement in connection with the Investacorp acquisition.
(6)	Includes non-plan options described below.

In 2005, we granted options with a ten-year term to newly-employed executives. At December 31, 2009, options to purchase 639,000 shares at $0.465 per share and options to purchase 625,000 shares at $0.645 per share were outstanding.

In September 2006, Ladenburg engaged several employees of BroadWall Capital LLC to continue as employees of Ladenburg. We granted to such individuals ten-year options to purchase an aggregate of 1,500,000 shares of our common stock exercisable at $0.94 per share. Options to acquire 1,162,500 shares are currently vested, and options to acquire 337,500 shares will vest on September 11, 2010. At December 31, 2009, options to purchase 1,500,000 shares remained outstanding.

In connection with the Investacorp acquisition, we granted Investacorp’s chairman options to purchase 3,000,000 shares of our common stock at $1.91 per share. These options vest over a three-year period (subject to certain exceptions) and have a ten-year term.

At December 31, 2009, the warrants and options listed above were our only equity compensation not issued under an equity compensation plan approved by our shareholders.

Potential Termination and Change in Control Payments

Mark Zeitchick and Brett H. Kaufman have employment agreements with us that provide for potential payments in the event of their termination.

Under Mr. Zeitchick’s employment agreement, if his employment is terminated for any reason other than death, we are required to pay to Mr. Zeitchick all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for him and his family, providing coverage no less extensive than that in effect on the date hereof, and pay for any required deductibles under such insurance, until the earlier of (i) two years after his termination or (ii) until he receives similar coverage, without pre-existing condition limitations, after the expiration of any waiting periods, from a subsequent employer, as well as the cost of insurance, hospitalization, medical or other benefits we make available to our employees. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2009 for any reason other than his death was approximately $13,797. In the event of Mr. Zeitchick’s death, we are required to pay to, or on behalf of, Mr. Zeitchick’s spouse or designated beneficiary, if he is survived by a spouse or designated beneficiary, or if not, to his estate, for one year from the date of death, all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for his family, providing coverage no less extensive than that in effect on the date of the agreement, any required deductibles under such insurance, as well as the cost of insurance, hospitalization, medical or other benefits made available by us to our employees so that Mr. Zeitchick’s beneficiary may participate. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2009 as a result of his death was approximately $0.

Under the terms of the employment letter with our current vice president and chief financial officer, Brett Kaufman, we are required to pay Mr. Kaufman a severance amount equal to his annual base salary ($200,000 at December 31, 2009) due to his termination by us without “Cause” or by him for “Good Reason.” In the event that Mr. Kaufman’s employment is terminated due to death or “Disability,” Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($100,000 in the case of any termination in 2010). Also, Mr. Kaufman and his family will be entitled to receive subsidized health and dental benefits for a period of up to 18 months following any termination due to death, “Disability,” without “Cause” or with “Good Reason” (approximately $23,000 at December 31, 2009). The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2009 as a result of the above circumstances was approximately $323,000.

Mr. Kaufman’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Kaufman’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.
•	Disability means that Mr. Kaufman, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.
•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) failure to appoint or elect Mr. Kaufman as our vice president and chief financial officer or his removal from such position, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of Miami, FL (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Also, certain of our option agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the optionholder, all stock options under such an agreement become fully vested. The unrealized value of in-the-money unvested stock options subject to accelerated vesting are shown below as potential payments to the Named Executive Officers. The unrealized value was calculated by multiplying the number of unvested shares under “2009 Outstanding Equity Awards at Fiscal Year-End” above by the closing price of a share of common stock on December 31, 2009 ($0.64), then deducting the aggregate exercise price of the unvested stock options.

Name	Change-in-Control ($)	Death ($)	Disability ($)
Richard J. Lampen	—	—	—
Mark Zeitchick	2,250	2,250	2,250
Brett H. Kaufman	—	—	—

Certain Relationships and Related Transactions

Related party policy

Our Code of Business Conduct and Ethics requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board or audit committee. Related-party transactions are defined as transactions in which:

•	the aggregate amount involved is expected to exceed $120,000 in any calendar year;
•	we or any of our subsidiaries is a participant; and
•	any (a) executive officer, director or director nominee, (b) five percent or greater beneficial owner of our common stock, or (c) immediate family member, of the persons listed in clauses (a) and (b), has or will have a material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, under its charter, reviews and approves related-party transactions to the extent we enter into such transactions.

The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

•	whether the transaction is on terms no less favorable to us than terms generally available to an unaffiliated third-party under the same or similar circumstances; and
•	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related party transactions

In connection with our acquisition of Investacorp in 2007, we entered into a $30,000,000 revolving credit agreement with Frost Gamma Investments Trust (“Frost Gamma”), an entity affiliated with Phillip Frost, M.D., our chairman of the board and our principal shareholder. Borrowings under the credit agreement bear interest at a rate of 11% per annum, payable quarterly. The credit agreement, as amended, matures on August 25, 2016. The note issued under the credit agreement contains customary events of default, which if uncured, entitle the holder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, such note. The largest aggregate principal amount outstanding under this facility in 2009 and 2008 was $26,350,000 and $30,000,000, respectively. In 2009 and 2008, respectively, we paid to Frost Gamma $11,400,000 and $12,000,000 in principal and $2,150,361 and $2,419,854 in interest under this facility. The aggregate principal amount outstanding under this facility at December 31, 2009 and December 31, 2008 was $18,450,000 and $18,000,000, respectively.

Howard Lorber is a consultant to Hallman & Lorber Associates, Inc., a private consulting and actuarial firm, and related entities, which receive commissions from insurance policies written for us. These commissions were approximately $14,000 and $51,000 in 2009 and 2008. Hallman & Lorber Associates, Inc. continues to provide services to us during 2010.

Robert J. Eide is chairman and chief executive officer of Aegis Capital Corp., a brokerage firm which does business with Ladenburg Thalmann & Co. Inc. in the ordinary course on customary terms. Such firm has acted as a selected dealer in several securities offerings in which Ladenburg was an underwriter, including offerings completed in 2010, but did not participate in any such offerings in 2008 or 2009.

In September 2006, we entered into a management services agreement with Vector Group under which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, to serve as our president and chief executive officer and to provide certain other financial and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002. In consideration for such services, we currently pay Vector Group a $600,000 annual fee plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in providing such services, and have agreed to indemnify Vector Group for any liabilities arising out of the provision of the services. We paid management fees of $600,000 in 2009 and $500,000 in 2008 to Vector Group under this agreement. The agreement is terminable by either party upon 30 days’ prior written notice.

On March 30, 2007, we entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, for the five-year period ending January 31, 2012. The lease is for 15,831 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. The rent is inclusive of operating expenses, property taxes and parking. Rental payments for 2009 and 2008 amounted to approximately $524,739 and $500,392, respectively. We received the advice of a commercial real estate firm at the time we entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

In May 2008, we paid a $250,000 fee to Howard Chalfin, the brother-in-law of Mark Zeitchick, our executive vice president and a director, as payment for introducing us to Punk, Ziegel & Company, L.P., an investment bank that was merged into Ladenburg Thalmann & Co. Inc.

Richard J. Rosenstock, a director, and several members of the immediate families of our directors are employed as registered representatives of Ladenburg Thalmann & Co. Inc. As such, they receive a percentage of commissions generated from customer accounts for which they are designated account representatives and are eligible to receive bonuses in the discretion of management. The arrangements we have with these individuals are similar to the arrangements we have with our other registered representatives. In 2009 and 2008, respectively, (i) Richard J. Rosenstock received approximately $189,662 and $329,718 in compensation and (ii) Richard Sonkin, the brother-in-law of Richard J. Rosenstock, received approximately $223,052 and $168,160 in compensation. It is anticipated that each of these individuals will receive in excess of $120,000 in compensation from us in 2010.

Steven Zeitchick, the brother of Mark Zeitchick, is an employee of Ladenburg Thalmann & Co. Inc. and received $210,000 and $225,000 in compensation in 2009 and 2008, respectively. We anticipate that Mr. Zeitchick will receive in excess of $120,000 in compensation from us in 2010.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of copies of these forms furnished to us and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during fiscal 2009.

Independent Auditors

Eisner LLP

For the fiscal years ended December 31, 2009 and 2008, Eisner LLP served as our independent registered certified public accounting firm. A representative from Eisner LLP is expected to attend the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

Eisner LLP billed us the following amounts for professional services rendered for 2009 and 2008:

	2009	2008
	(Dollars in Thousands)
Audit fees	$720	$714
Audit-Related fees	—	27
Tax fees	—	17
All other fees	106	80
Total fees	$826	$838

Audit Fees include fees for services performed by Eisner LLP relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees include fees for assurance and related services performed by Eisner LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. These fees were for the audit of our 401(k) retirement plan for 2008.

Tax Fees include fees for professional services rendered by Eisner LLP for tax compliance, tax advice and tax planning. The services performed include the preparation of our federal, state and local income tax returns for the tax period ended September 30, 2008.

All Other Fees include fees for products and services provided by Eisner LLP, other than the services reported above. The services performed primarily involved due diligence, review of corporate filings and research of various accounting and tax issues.

Audit Committee Pre-Approval Policy

Our audit committee pre-approves the engagement of Eisner LLP to render audit and non-audit services. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees,” Audit-Related Fee,” “Tax Fees” and “All Other Fees” above.

Solicitation of Proxies

We are paying the cost of soliciting proxies. Besides the use of the mails, we may solicit proxies by personal interview, telephone, e-mail or similar means. No director, officer or employee will be specially compensation for these activities. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

Submission of Shareholder Proposals and Nominations

Shareholder proposals or nominations to be presented at our 2011 annual meeting of shareholders must be received by us no later than April 18, 2011 and must otherwise comply with applicable SEC requirements to be considered for inclusion in the proxy statement and proxy for our 2011 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 520 Madison Avenue, 9th Floor, New York, New York 10022.

Any proposal submitted with respect to our 2011 annual meeting of shareholders that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mailed this proxy statement. However, if the date of our 2011 annual meeting of shareholders is changed by more than 30 days from the date of our 2010 annual meeting of shareholders, then the notice and proposal will be considered untimely if it is not received at least a reasonable time before we mail the proxy statement in respect of our 2011 annual meeting.

Communications with our Board of Directors

Shareholders and interested parties may communicate with our board of directors, any committee chairperson or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 520 Madison Avenue, 9th Floor, New York, New York 10022. Written communications received by the corporate secretary are reviewed for appropriateness. The corporate secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2011 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, if we receive notice of such proposal at our principal office in Miami, Florida, not later than July 2, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on September 24, 2010.

This proxy statement and the 2009 Annual Report are available at www.ladenburg.com/proxy.

Other Business

We are not aware of any other business to be presented at the annual meeting. If matters not described herein should properly come before the annual meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors Richard J. Lampen President and Chief Executive Officer

Miami, Florida
August 16, 2010

0

PROXY

LADENBURG THALMANN FINANCIAL SERVICES INC.

Solicited By The Board Of Directors
for Annual Meeting To Be Held on September 24, 2010

The undersigned shareholder(s) of **Ladenburg Thalmann Financial Services Inc.**, a Florida corporation ("Company"), hereby appoints Richard J. Lampen, Mark Zeitchick and/or Brett Kaufman, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on September 24, 2010 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted **FOR** the following proposals. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

LADENBURG THALMANN FINANCIAL SERVICES INC.

September 24, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at www.ladenburg.com/proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21133000000000001000 5 092410

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the following Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Henry C. Beinstein
- ○ Robert J. Eide
- ○ Phillip Frost, M.D.
- ○ Brian S. Genson
- ○ Saul Gilinski
- ○ Dr. Richard M. Krasno
- ○ Richard J. Lampen
- ○ Howard M. Lorber
- ○ Jeffrey S. Podell
- ○ Richard J. Rosenstock
- ○ Mark Zeitchick

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Approval of the issuance and sale of common stock to certain directors and officers.	☐	☐	☐
3. Approval of ratification of Eisner LLP as independent registered public accounting firm for fiscal 2010.	☐	☐	☐

I plan on attending the Annual Meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.